Acknowledgement of Book Entry

Debenture Number: [redacted]

Registration Number	Issue Date	Maturity Date	Interest Rate	Interest Type	Interest Payable	Principal Amount
[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]

Issuer: **Southfield Energy Corporation (The "Company")**
1240 Blalock Rd Suite 150
Houston TX 77055

Issued To: [redacted]

[redacted]

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY REASON OF THAT CERTAIN SUBSCRIPTION AGREEMENT ACCEPTED BY THE COMPANY AS OF [redacted] AS NOW OR HEREAFTER AMENDED, AMONG, THE COMPANY AND THE PURCHASER THEREUNDER, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY. IN ADDITION, TRANSFER OF THIS CERTIFICATE IS RESTRICTED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 (THE "ACT") AS AMENDED, AND THE HOLDER AGREES NOT TO TRANSFER THE SECURITIES REPRESENTED THEREBY, UNLESS THE HOLDER HAS RECEIVED AN OPINION OF COUNSEL THAT AN EXEMPTION UNDER THE ACT EXISTS TO PERMIT SAME, OR THAT THE TRANSFER OF THE SECURITIES IS REGISTERED UNDER THE ACT.

Table of Values at Semiannual Compounding Dates

[redacted]

IMPORTANT DEBENTURE HOLDER INFORMATION

We have registered the above debenture in your name as shown in "Book Entry" form only. Carefully check all information above and notify [redacted] immediately of any corrections. You may mark the changes on this form and return it to [redacted]

All checks, notices and/or IRS form 1099 will be sent to the address above.

No debenture certificate will be printed.

Southfield Energy Corporation
1240 Blalock Rd Suite 150
Houston TX 77055

Keep this form until you have received payment for your debenture or transfer ownership to another person.